Exhibit 99.1
Contact:	Michele Harrison Vice President, Investor Relations (314-984-4966)
Panera Bread Reports Q3 2010 diluted EPS of $0.75, up 23% over Q3 2009, on 6.9% Growth in System-Wide Comparable Bakery-Cafe Sales
HIGHLIGHTS
•	Company-owned new bakery-cafe AWS increased to $40,950 YTD vs. $37,068 in 2009

•	Acquired 37 bakery-cafes from New Jersey franchisee, accretive in 2011

•	Q3 2010 share repurchase totaled $79 million lifting EPS by $0.01 for the quarter

•	Q4 2010 EPS target raised to $1.15 to $1.17 (up 21% to 23%)

•	Full Year 2010 EPS target increased to $3.57 to $3.59 (up 28% to 29%)

•	Full Year 2011 EPS target set at $4.30 to $4.35 (up 20% to 22%)
St. Louis, MO, October 26, 2010 — Panera Bread Company (Nasdaq: PNRA) today reported net income of $23 million, or $0.75 per diluted share, for the third quarter ended September 28, 2010. The third quarter of fiscal 2010 results compare to net income of $19 million, or $0.61 per diluted share, for the third quarter ended September 29, 2009, and represent a 23% year-over-year increase in diluted earnings per share.
For the thirty-nine weeks ended September 28, 2010, net income was $75 million, or $2.42 per diluted share. These results compare to net income of $56 million, or $1.82 per diluted share, for the thirty-nine weeks ended September 29, 2009, and represent a 33% year-over-year increase in diluted earnings per share.
The Company’s third quarter and year-to-date fiscal 2010 consolidated statements of operations and margin analyses are attached as Schedule I. The following tables set forth, for the periods indicated, certain items included in the Company’s consolidated statements of operations (in thousands, except per share data and percentages):

	For the 13 Weeks Ended		Percentage
	September 28, 2010	September 29, 2009	Change

Total revenue	$371,994	$335,018	11%
Net income	$22,797	$18,894	21%
Diluted earnings per share	$0.75	$0.61	23%
Shares used in diluted EPS	30,534	31,065

	For the 39 Weeks Ended		Percentage
	September 28, 2010	September 29, 2009	Change

Total revenue	$1,114,328	$986,521	13%
Net income	$75,342	$56,356	34%
Diluted earnings per share	$2.42	$1.82	33%
Shares used in diluted EPS	31,193	30,925

Third Quarter Fiscal 2010 Results and Business Review
Comparable Bakery-Cafe Sales Growth
In the third quarter of fiscal 2010, system-wide comparable bakery-cafe sales increased 6.9%, Company-owned comparable bakery-cafe sales increased 5.5%, and franchise-operated comparable bakery-cafe sales increased 7.9% versus the comparable period in fiscal 2009. Two year system-wide comparable bakery-cafe sales increased 9.6%, two year Company-owned comparable bakery-cafe sales increased 8.7% and two year franchise-operated comparable bakery-cafe sales increased 10.3%.
The Company-owned comparable bakery-cafe sales increase of 5.5% in the third quarter of fiscal 2010 included the following year-over-year components: transaction growth of 0.2% and average check growth of 5.3%. Average check growth in turn was comprised of retail price increases of approximately 2.0% and mix impact of approximately 3.3%. A schedule of comparable bakery-cafe sales information is attached as Schedule III.
Operating Margin
In the third quarter of fiscal 2010, the Company generated operating margin improvement of approximately 20 basis points compared to the third quarter of fiscal 2009. The current fiscal quarter results included approximately 80 basis points of expense related to the rollout of the Company’s new MyPaneraTM loyalty program.
Capital Deployment
During the third quarter of fiscal 2010, the Company opened 10 new bakery-cafes and its franchisees opened 12 new bakery-cafes. As a result, there are now 1,421 bakery-cafes open system-wide as of September 28, 2010.

	Company-owned	Franchise-operated	Total System

Bakery-cafes as of June 29, 2010	595	804	1,399
Bakery-cafes opened	10	12	22
Bakery-cafes closed	—	—	—

Bakery-cafes as of September 28, 2010	605	816	1,421

Average weekly sales (“AWS”) for Company-owned new units year-to-date through the third quarter of fiscal 2010 was $40,950 compared to $37,068 in the same period of fiscal 2009. AWS for Company-owned new units in the third quarter of fiscal 2010 was $39,990 compared to $36,930 in the third quarter of fiscal 2009. AWS for franchise-operated new units year-to-date through the third quarter of fiscal 2010 was $37,719 compared to $35,680 in the same period of fiscal 2009. AWS for franchise-operated new units in the third quarter of fiscal 2010 was $36,643 compared to $35,133 in the third quarter of fiscal 2009. A schedule of the third quarter fiscal 2010 AWS is attached as Schedule II.

On September 29, 2010, the Company completed the purchase of substantially all the assets and certain liabilities of 37 bakery-cafes owned by its New Jersey franchisee. The Company’s results for the third quarter of fiscal 2010 were not impacted by the purchase as the acquisition was completed following the close of the quarter.
During the third quarter of fiscal 2010, the Company repurchased 1,007,984 shares at an average share price of $78.51. The share buyback had a favorable impact of $0.01 on the Company’s third quarter earnings per diluted share. To date, the Company has repurchased a total of 1,932,969 shares under the program for an aggregate purchase price of approximately $152 million, which represents a year-to-date impact of $0.04 per diluted share. The Company has approximately $448 million available under the existing $600 million repurchase authorization.
Fourth Quarter 2010 Outlook
Fourth Quarter Targets
Diluted EPS Target
For the fourth quarter of fiscal 2010, the Company is raising its target for earnings per diluted share to $1.15 to $1.17 versus $0.95 per diluted share in the fourth quarter of fiscal 2009 based on $0.03 accretion from shares repurchased since the second quarter earnings call and $0.01 impact from an improved operating margin outlook. This earnings per diluted share target does not assume any additional share buyback. The Company expects the acquisition of its New Jersey bakery-cafes to have only minimal impact on its fourth quarter earnings as a result of integration and transaction costs associated with the acquisition. If the Company meets its $1.15 to $1.17 target, diluted earnings per share will grow 21% to 23% in the fourth quarter of fiscal 2010 versus the comparable period in fiscal 2009.
This fourth quarter of fiscal 2010 diluted earnings per share target includes the following key assumptions:
Comparable Bakery-Cafe Sales Growth
The range for the Company’s fourth quarter fiscal 2010 Company-owned comparable bakery-cafe sales growth remains targeted at 4.0% to 6.0% versus the comparable period in fiscal 2009. The two year Company-owned comparable bakery-cafe sales target is 11.3% to 13.3%. The assumptions underlying this comparable bakery-cafe sales growth target for the fourth quarter are transaction growth of 1.0% to 3.0% and average check growth of approximately 3.0%, with average check growth comprised of retail price increases of approximately 2.0% and favorable mix impact of approximately 1.0%.
The Company announced today system-wide comparable bakery-cafe sales in the first 27 days of the fourth quarter of fiscal 2010 were up approximately 4.9%, Company-owned comparable bakery-cafe sales were up approximately 4.4%, and franchise-operated comparable bakery-cafe sales were up approximately 5.4%, during the same period. Two year comparable system-wide bakery-cafe sales growth for the same period was 11.9%, Company-owned comparable bakery-cafe sales growth was 11.2%, and franchise-operated comparable bakery-cafe sales growth was 12.5%, during the same two year period. The Company expects its comparable bakery-cafe sales to accelerate in November and December given an increased sequential media spend and the rollout of our loyalty program in Company-owned locations to be nearly complete by the end of October 2010.

Operating Margin Improvement
In the fourth quarter of fiscal 2010, the Company is targeting 25 to 75 basis points of improvement in operating margin.
Full Year Fiscal 2010 Targets
Updating Full Year Fiscal 2010 Targets
Diluted EPS Target
The Company is raising its full year earnings per diluted share target to $3.57 to $3.59 based on its third quarter of fiscal 2010 performance and the impact of its share repurchases since the second quarter earnings call. If the Company meets its target, it would generate diluted earnings per share growth of 28% to 29% in fiscal 2010.
The fiscal 2010 diluted earnings per share target assumes the following key assumptions:
Comparable Bakery-Cafe Sales Growth
The Company is maintaining its fiscal 2010 target for Company-owned comparable bakery-cafe sales growth of 7.0% to 8.0%. The two year Company-owned bakery-cafe sales growth target is 9.4% to 10.4%. The 2010 target assumes transaction growth between 1.5% and 2.0% and average check growth of 5.5% to 6.0%.
Operating Margin Improvement
The Company’s target remains an improvement of approximately 100 to 150 basis points in operating margin for fiscal 2010.
Capital Deployment
The Company is targeting new unit development at the low end of its original range of 80 to 90 system-wide new unit openings for fiscal 2010 with average weekly sales for Company-owned new units at or above the high-end of its original $36,000 to $38,000 target range.
The Company’s full year diluted EPS target includes $0.10 impact from share buyback completed to date in 2010 and minimal impact from the acquisition of the New Jersey bakery-cafes.

Full Year 2011 Targets
Establishing Full Year Fiscal 2011 Targets
Diluted EPS Target
The Company is today setting its initial target for fiscal 2011 diluted earnings per share at $4.30 to $4.35, which would represent an increase of 20% to 22% in year-over-year diluted earnings per share from the fiscal 2010 target.
Comparable Bakery-Cafe Sales Growth
The Company’s fiscal 2011 target assumes Company-owned comparable bakery-cafe sales growth of 4.0% to 6.0%. The two-year Company-owned bakery-cafe sales growth target is 11.5% to 13.5%. This fiscal 2011 Company-owned target assumes transaction growth between 2.0% and 4.0%, supported by the loyalty program, increased media spending and average check growth of approximately 2.0%. The Company is projecting that it will take modest price increases of approximately 1.5% during fiscal 2011 to cover inflation.
Capital Deployment
The Company is targeting approximately 95 to 105 new unit openings in fiscal 2011. Average weekly sales for new Company-owned units is targeted to be $36,000 to $38,000 in fiscal 2011.
The earnings per diluted share target includes accretion of $0.06 to $0.08 from the acquisition of the New Jersey bakery-cafes and the full year impact of approximately $0.25 per diluted share of repurchases made during fiscal 2010, but does not include any incremental share repurchases in the fourth quarter of fiscal 2010 or full year of fiscal 2011.
Concluding Comment
Bill Moreton, CEO, commented “we are pleased to report the investments that we have made to improve the quality of our customers’ experience continue to pay off. Our 23% year-over-year earnings growth in the third quarter marks the ninth quarter out of the last 10 that we have generated earnings growth of 20% or greater. Third quarter results were driven by our 6.9% increase in system-wide comparable bakery-cafe sales. We believe our two year system-wide comparable bakery-cafe sales of 9.6% puts us among the very best in our industry. We have been able to achieve these results at the same time we have invested in a number of initiatives, including the rollout of our MyPaneraTM loyalty program, to elevate our customers’ experience and create real, sustainable points of competitive difference. We believe these investments position us well for another year of 20% or greater earnings growth in 2011.”

Notes:
The Company will host a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Time on Wednesday, October 27, 2010 to discuss third quarter fiscal 2010 results, preliminary comparable bakery-cafe sales results for the first 27 days of the fourth quarter of fiscal 2010, full year and fourth quarter fiscal 2010 targets and business outlook for 2011. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call will be made available for 14 days after the call, and the release will be archived for one year.
We include in this release information on Company-owned, franchise-operated and system-wide comparable bakery-cafe sales percentages. Company-owned comparable bakery-cafe sales percentages are based on sales from Company-owned bakery-cafes included in our base store bakery-cafes. In fiscal 2010 we modified the method by which we determine bakery-cafes included in our comparable bakery-cafe sales percentages to include those bakery-cafes with an open date prior to the first day of our prior fiscal year. Previously, comparable bakery-cafe sales percentages were based on bakery-cafes that had been in operation for 18 months. Similarly, for fiscal 2010, franchise-operated bakery-cafes include only those bakery-cafes with an open date prior to the first day of our prior fiscal year. Franchise-operated comparable bakery-cafe sales percentages are based on sales from franchised bakery-cafes, as reported by franchisees, that are included in our base store bakery-cafes. Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in our comparable bakery-cafe sales percentages after we have acquired a 100 percent ownership interest and such acquisition occurred prior to the first day of our prior fiscal year. Comparable bakery-cafe sales exclude closed locations.
Comparable bakery-cafe sales percentages are non-GAAP financial measures, which should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with Generally Accepted Accounting Principles, or GAAP, and may not be equivalent to comparable bakery-cafe sales as defined or used by other companies. We do not record franchise-operated bakery-cafe sales as revenues. However, royalty revenues are calculated based on a percentage of franchise-operated bakery-cafe sales, as reported by franchisees. We use franchise-operated and system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. We believe franchise-operated and system-wide sales information is useful in assessing consumer acceptance of our brand; facilitates an understanding of our financial performance and the overall direction and trends of sales and operating income; helps us appreciate the effectiveness of our advertising and marketing initiatives which our franchisees also contribute based on a percentage of their sales; and provides information that is relevant for comparison within the industry.
Panera Bread Company owns and franchises 1,421 bakery-cafes as of September 28, 2010 under the Panera Bread®, Saint Louis Bread Co.®, and Paradise Bakery & Café® names. Our bakery-cafes are principally located in suburban, strip mall and regional mall locations. We feature high quality, reasonably priced food in a warm, inviting, and comfortable environment. With our identity rooted in handcrafted, fresh-baked, artisan bread, we are committed to providing great tasting, quality food that people can trust. Nearly all of our bakery-cafes have a menu highlighted by antibiotic free chicken, whole grain bread, and select organic and all-natural ingredients, with zero grams of artificial trans fat per serving, which provide flavorful, wholesome offerings. Our menu includes a wide variety of year-round favorites complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across this country and in Ontario, Canada, our customers enjoy our warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access. Our bakery-cafes routinely donate bread and baked goods to community organizations in need. Additional information is available on the Company’s website, http://www.panerabread.com.
Matters discussed in this news release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, on our anticipated growth, operating results, plans, objectives, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipate”, and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our Securities and Exchange Commission reports, including our Form 10-K for the year ended December 29, 2009 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule I
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	September 28, 2010	September 29, 2009

Revenues:
Bakery-cafe sales	$315,231	$285,871
Franchise royalties and fees	21,521	19,369
Fresh dough and other product sales to franchisees	35,242	29,778

Total revenue	371,994	335,018
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$89,869	$83,715
Labor	103,192	92,682
Occupancy	25,071	24,200
Other operating expenses	45,786	39,880

Total bakery-cafe expenses	263,918	240,477
Fresh dough and other product cost of sales to franchisees	30,272	24,812
Depreciation and amortization	16,300	16,988
General and administrative expenses	24,297	20,195
Pre-opening expenses	1,211	624

Total costs and expenses	335,998	303,096

Operating profit	35,996	31,922
Interest expense	165	163
Other (income) expense, net	(540)	1,248

Income before income taxes	36,371	30,511
Income taxes	13,656	11,617

Net income	22,715	18,894
Less: net loss attributable to noncontrolling interest	(82)	—

Net income attributable to Panera Bread Company	$22,797	$18,894

Earnings per common share attributable to Panera Bread Company:
Basic	$0.75	$0.61

Diluted	$0.75	$0.61

Weighted average shares of common and common equivalent shares outstanding:
Basic	30,273	30,748

Diluted	30,534	31,065

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 39 Weeks Ended
	September 28, 2010	September 29, 2009

Revenues:
Bakery-cafe sales	$950,155	$840,397
Franchise royalties and fees	64,025	57,153
Fresh dough and other product sales to franchisees	100,148	88,971

Total revenue	1,114,328	986,521
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$270,894	$248,765
Labor	306,905	272,892
Occupancy	74,112	71,558
Other operating expenses	129,244	114,736

Total bakery-cafe expenses	781,155	707,951
Fresh dough and other product cost of sales to franchisees	82,909	74,582
Depreciation and amortization	50,224	49,986
General and administrative expenses	73,414	59,041
Pre-opening expenses	2,367	1,370

Total costs and expenses	990,069	892,930

Operating profit	124,259	93,591
Interest expense	498	537
Other expense, net	2,776	1,090

Income before income taxes	120,985	91,964
Income taxes	45,774	34,807

Net income	75,211	57,157
Less: net (loss) income attributable to noncontrolling interest	(131)	801

Net income attributable to Panera Bread Company	$75,342	$56,356

Earnings per common share attributable to Panera Bread Company:
Basic	$2.44	$1.84

Diluted	$2.42	$1.82

Weighted average shares of common and common equivalent shares outstanding:
Basic	30,879	30,577

Diluted	31,193	30,925

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)
The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	September 28, 2010	September 29, 2009

Revenues:
Bakery-cafe sales	84.7%	85.3%
Franchise royalties and fees	5.8	5.8
Fresh dough and other product sales to franchisees	9.5	8.9

Total revenue	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	28.5%	29.3%
Labor	32.7	32.4
Occupancy	8.0	8.5
Other operating expenses	14.5	14.0

Total bakery-cafe expenses	83.7	84.1
Fresh dough and other product cost of sales to franchisees (2)	85.9	83.3
Depreciation and amortization	4.4	5.1
General and administrative expenses	6.5	6.0
Pre-opening expenses	0.3	0.2

Total costs and expenses	90.3	90.5

Operating profit	9.7	9.5
Interest expense	—	—
Other (income) expense, net	(0.1)	0.4

Income before income taxes	9.8	9.1
Income taxes	3.7	3.5

Net income	6.1%	5.6%
Less: net loss attributable to noncontrolling interest	—	—

Net income attributable to Panera Bread Company	6.1%	5.6%

(1)	As a percentage of Company bakery-cafe sales.

(2)	As a percentage of fresh dough and other product sales to franchisees.

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)
The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 39 Weeks Ended
	September 28, 2010	September 29, 2009
Revenues:
Bakery-cafe sales	85.3%	85.2%
Franchise royalties and fees	5.7	5.8
Fresh dough and other product sales to franchisees	9.0	9.0

Total revenue	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	28.5%	29.6%
Labor	32.3	32.5
Occupancy	7.8	8.5
Other operating expenses	13.6	13.7

Total bakery-cafe expenses	82.2	84.2
Fresh dough and other product cost of sales to franchisees (2)	82.8	83.8
Depreciation and amortization	4.5	5.1
General and administrative expenses	6.6	6.0
Pre-opening expenses	0.2	0.1

Total costs and expenses	88.8	90.5

Operating profit	11.2	9.5
Interest expense	—	0.1
Other expense, net	0.2	0.1

Income before income taxes	10.9	9.3
Income taxes	4.1	3.5

Net income	6.7%	5.8%
Less: net (loss) income attributable to noncontrolling interest	—	0.1

Net income attributable to Panera Bread Company	6.8%	5.7%

(1)	As a percentage of Company bakery-cafe sales.

(2)	As a percentage of fresh dough and other product sales to franchisees.

PANERA BREAD COMPANY
Schedule II — Supplemental Sales and Bakery-Cafe Information

	Historical System-Wide AWS
	2009	2008	2007	2006
AWS	$39,926	$39,239	$38,668	$39,150

	2010 Company-Owned AWS By Year Opened					Year-Over-Year Change in Company-Owned AWS
	2010 Opens	2009 Opens	2008 Opens	2010			2008 Opens
	[a]	[a]	& Prior	Acquisitions	Total	2009 Opens [b]	& Prior	AWS Total
Bakery-Cafes	21	30	551	3	605
Q1 10	$56,113	$37,384	$41,193	—	$41,040	-10.8%	10.2%	9.8%
Q2 10	$39,523	$36,343	$42,326	$32,542	$41,940	2.1%	10.0%	9.0%
Q3 10	$39,990	$34,841	$40,871	$29,144	$40,487	-5.7%	4.2%	3.3%
2010 YTD	$40,950	$36,184	$41,448	$27,338	$41,121	-2.4%	8.1%	7.3%

[a]	2010 Company-owned AWS excludes 2010 and 2009 acquisition data.

[b]	Change in Company-owned AWS in 2010 from 2009 compares 30 bakery-cafes in 2010 against 17 bakery-cafes at the end of the third quarter of 2009.

	2010 Franchise-Operated AWS By Year Opened					Year-Over-Year Change in Franchise-Operated AWS
	2010 Opens	2009 Opens	2008 Opens	2010			2008 Opens
	[c]	[c]	& Prior	Acquisitions	Total	2009 Opens [d]	& Prior	AWS Total
Bakery-Cafes	22	38	753	3	816
Q1 10	$44,220	$36,610	$42,927	—	$42,620	4.6%	9.5%	8.8%
Q2 10	$38,330	$38,448	$43,960	$32,565	$43,615	4.6%	11.2%	10.5%
Q3 10	$36,643	$37,868	$43,206	$32,503	$42,797	7.8%	7.8%	7.2%
2010 YTD	$37,719	$37,634	$43,370	$32,528	$43,016	5.5%	9.1%	8.5%

[c]	2010 Franchise-operated AWS excludes 2010 and 2009 acquisition data.

[d]	Change in Franchise-operated AWS in 2010 from 2009 compares 38 bakery-cafes in 2010 against 30 bakery-cafes at the end of the third quarter of 2009.

	Bakery-Cafe Openings
	Company	Franchise	Total		Company	Franchise	Total
Q1 10	3	5	8	Q1 09	4	10	14
Q2 10	8	5	13	Q2 09	4	10	14
Q3 10	10	12	22	Q3 09	9	10	19
Q4 10				Q4 09	13	9	22

2010 YTD	21	22	43	2009 YTD	30	39	69
AWS — average weekly sales for the time periods indicated.

PANERA BREAD COMPANY
Schedule III — Comparable Bakery-Cafe Sales Information

	For the 4 weeks ended	For the 5 weeks ended	For the 4 weeks ended	For the 13 weeks ended	For the 39 weeks ended
	July 27, 2010	August 31, 2010	September 28, 2010	September 28, 2010	September 28, 2010
Company-owned	6.1%	5.7%	4.5%	5.5%	8.3%
Franchise-operated	8.7%	8.3%	6.6%	7.9%	9.1%
System-wide	7.6%	7.2%	5.7%	6.9%	8.8%
Company-owned comparable bakery-cafe sales percentages are based on sales from Company-owned bakery-cafes included in our base store bakery-cafes. In fiscal 2010 we modified the method by which we determine bakery-cafes included in our comparable bakery-cafe sales percentages to include those bakery-cafes with an open date prior to the first day of our prior fiscal year. Previously, comparable bakery-cafe sales percentages were based on bakery-cafes that had been in operation for 18 months. Similarly, for fiscal 2010, franchise-operated bakery-cafes include only those bakery-cafes with an open date prior to the first day of our prior fiscal year. Franchise-operated comparable bakery-cafe sales percentages are based on sales from franchised bakery-cafes, as reported by franchisees, that are included in our base store bakery-cafes. Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in our comparable bakery-cafe sales percentages after we have acquired a 100 percent ownership interest and such acquisition date occurred prior to the first day of our prior fiscal year. Comparable bakery-cafe sales exclude closed locations.